Exhibit 99.1

News Release

Carvana Co. Announces Extension of Private Exchange Offers, Withdrawal Deadline and Early Exchange Premium

PHOENIX - May 17, 2023 – Carvana Co. (NYSE: CVNA) (“Carvana” or the “Company”), the leading e-commerce platform for buying and selling used cars, today announced that it has extended the expiration date and withdrawal deadline for each of its previously announced offers to exchange (each an “Exchange Offer” and, collectively, the “Exchange Offers”) its outstanding existing notes listed below (the “Existing Notes”) for up to an aggregate principal amount of $1,000,000,000 (subject to increase or decrease by the Company) of new 9.0%/12.0% Cash/PIK Toggle Senior Secured Second Lien Notes due 2028 (the “New Secured Notes”) issued by the Company.

The Exchange Offers, which were scheduled to expire at 5:00 p.m., New York City time, on Wednesday, May 17, 2023, have been extended until 5:00 p.m., New York City time, on June 1, 2023 (the “New Expiration Time”), unless further extended. The withdrawal deadline for each of the Exchange Offers (the “Withdrawal Deadline”) has been extended from 5:00 p.m., New York City time, on April 4, 2023, to 5:00 p.m., New York City time, on May 24, 2023.

Additionally, eligible holders who validly tender Existing Notes at or prior to the New Expiration Time will be eligible to receive the Early Exchange Premium, as set forth in the table below. Any Existing Notes validly tendered prior to the New Expiration Time and accepted by the Company will receive the Total Consideration, as set forth in the table below.

Other than the extension of the Exchange Offers, Withdrawal Deadline and Early Exchange Premium, all other terms and conditions of the Exchange Offers set forth in the Exchange Offer Memorandum distributed to eligible holders, dated March 22, 2023 (the “ Exchange Offer Memorandum”), as amended by the News Releases issued April 19, 2023 and May 3, 2023, remain unchanged.

The following table sets forth the pricing terms of the Exchange Offers:

				Principal Amount of New Secured Notes(2)
Title of Existing Notes	CUSIP Number(1)	Principal Amount Outstanding	Acceptable Priority Level	Exchange Consideration	Early Exchange Premium(3)	Total Consideration(4)
5.625% Senior Notes due 2025	146869AB8 / U1468GAC8	$500,000,000	1	$838.75	$20	$858.75
10.250% Senior Notes due 2030	146869AJ1 / U1468GAG9	$3,275,000,000	2	$773.75	$20	$793.75
5.500% Senior Notes due 2027	146869AF9 / U1468GAE4	$600,000,000	3	$638.75	$20	$658.75
5.875% Senior Notes due 2028	146869AD4 / U1468GAD6	$600,000,000	4	$626.25	$20	$646.25
4.875% Senior Notes due 2029	146869AH5 / U1468GAF1	$750,000,000	5	$612.50	$20	$632.50

(1)No representation is made as to the correctness or accuracy of the CUSIP numbers listed in this press release or printed on the Existing Notes. They are provided solely for convenience.

(2)Consideration in the form of principal amount of New Secured Notes per $1,000 principal amount of Existing Notes that are validly tendered and accepted for exchange, subject to any rounding as described in the Exchange Offer Memorandum. In addition to the Exchange Consideration and the Early Exchange Premium (together the “Total Consideration”), all eligible holders of Existing Notes accepted for exchange pursuant to the Exchange Offers within five business days following the New Expiration Date or as promptly as practicable thereafter (the “New Settlement Date”) will also be paid a cash amount equal to any accrued and unpaid interest for such series of Existing Notes from the last interest payment date for such series of Existing Notes to, but not including, the New Settlement Date.
(3)The Early Exchange Premium will be payable to Eligible Holders who validly tender and do not withdraw Existing Notes at or prior to the New Expiration Time.
(4)Includes the Early Exchange Premium for Existing Notes tendered for exchange and not validly withdrawn at or prior to the New Expiration Time.

This press release is for informational purposes only and shall not constitute an offer to sell nor a solicitation of an offer to buy any securities in the United States and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such offering or sale would be unlawful.

About Carvana (NYSE: CVNA)
Carvana (NYSE: CVNA) is an industry pioneer for buying and selling used vehicles online. As the fastest growing used automotive retailer in U.S. history, its proven, customer-first ecommerce model has positively impacted millions of people’s lives through more convenient, accessible and transparent experiences. Carvana.com allows someone to purchase a vehicle from the comfort of their home, completing the entire process online, benefiting from a 7-day money back guarantee, home delivery, nationwide inventory selection and more. Customers also have the option to sell or trade-in their vehicle across all Carvana locations, including its patented Car Vending Machines, in more than 300 U.S. markets. Carvana brings a continued focus on people-first values, industry-leading customer care, technology and innovation, and is the No. 2 automotive brand in the U.S., only behind Ford, on the Forbes 2022 Most Customer-Centric Companies List. Carvana is one of the four fastest companies to make the Fortune 500 and for more information, please visit www.carvana.com and follow us @Carvana.

Carvana also encourages investors to visit its Investor Relations website as financial and other company information is posted.

Note Regarding Forward-Looking Statements
These forward-looking statements reflect Carvana’s current intentions, expectations or beliefs regarding the proposed Exchange Offers. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” “will,” the negatives thereof and other words and terms of similar meaning. Forward-looking statements include all statements that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to the “Risk Factors” identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and in the Exchange Offer Memorandum. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

Contact:

Investor Relations:
Carvana
Mike Mckeever
investors@carvana.com

Media Contact:
Carvana
Kristin Thwaites
press@carvana.com